CONVERSION SERVICES INTERNATIONAL, INC.

                           CODE OF CONDUCT AND ETHICS

PREFACE

      Employment by or service to Conversion Services International, Inc. and its subsidiaries (collectively, "CSI") carries with it the duty and responsibility to be constantly aware of the importance of ethical conduct when dealing with competitors, suppliers, customers and other employees. Each of us, whether an employee, officer, director, agent or representative, has an individual responsibility to deal ethically in all aspects of CSI's business and to comply fully with all laws, regulations and CSI policies. Each individual is expected to assume the responsibility for applying these standards of ethical conduct and for acquainting himself or herself with the various laws, regulations, and group policies applicable to his or her assigned duties. This Code of Conduct and Ethics (the "CODE") is applicable not only to the conduct of each employee, officer, director, agent or representative of CSI, but also to the conduct of any associate or relative of such person in regard to CSI. For the purposes of this Code, a relative is any person who is related by blood, marriage or adoption or whose relationship with such person is similar to that of persons who are related by blood, marriage or adoption, and an associate of a person is (1) a corporation or other entity of which such person is an officer or partner, or is, directly or indirectly, the beneficial owner of 5 percent or more of any class of equity securities, or (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity.

      The honesty, integrity and sound judgment of principal executive and financial officers of CSI is fundamental to the reputation and success of CSI. While all employees, officers, directors, agents and representatives of CSI are required to adhere to the Code, the professional and ethical conduct of our principal executive and financial officers is essential to the proper function and success of CSI.

      Our principal executive and financial officers hold an important and elevated role in our corporate governance. These individuals are key members of the management team, who are uniquely capable and empowered to ensure that the interests of CSI stakeholders (including stockholders, employees, collaborators and suppliers) are appropriately balanced, protected and preserved. Such persons fulfill this responsibility by prescribing and enforcing the policies and procedures employed in CSI's business and financial operations.

      In complying with the Code, each of us is expected to exercise high standards of integrity and good judgment and to apply the following guiding principles:

      1. CONFLICTS OF INTERESTS. You must avoid any "conflict of interest", which occurs when an individual's private interest interferes in any way, or even appears to interfere, with the interest of CSI as a whole. Such a conflict of interest can arise when (i) you take actions or have an interest that makes it difficult to perform CSI work objectively or effectively, (ii) you or your family receive improper personal benefits as a result of your position in CSI and (iii) you or your family receive a loan or a guarantee of an obligation from CSI. To this end, you should never accept any gift, favor, entertainment or anything else of value from a current or prospective person or organization that does or desires to do business with CSI (other than gifts that are consistent with customary business practices, are not gifts of value, would not be viewed as improper by others and do not violate applicable laws or regulations). Should a potential conflict of interest arise, please contact the officer provided below.

      2. USURPATION OF CORPORATE OPPORTUNITIES. You owe a duty to CSI to advance CSI's legitimate interests when the opportunity to do so arises. You must refrain from taking part or exercising influence in any transaction in which your personal interest may conflict with the best interests of CSI, including
(i) taking for yourself personally opportunities that are discovered through the use of CSI property, information or position, (ii) using CSI property, information or position for personal gain, and (iii) competing with CSI.

      3. FAIR DEALING. You must endeavor to deal fairly with CSI's customers, suppliers, competitors and employees. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

      4. PROTECTION AND PROPER USE OF CSI ASSETS. You must protect CSI's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on CSI's profitability. All CSI assets should be used for legitimate business purposes. You should cooperate with your coworkers and supervisors in the use of CSI's materials, equipment and facilities, and refrain from using them for non-business purposes.

      5. CONFIDENTIALITY. You must exercise good judgment in the use of information you may acquire in the course of doing Company business including, but not limited to, methods of operations, sales, products, profits, costs, markets, key personnel, licenses, trade secrets and other know-how of the Company. You must maintain the confidentiality of all such information, except when disclosure is authorized or legally mandated.

      6. COMPLIANCE WITH LAWS, RULES AND REGULATIONS. You must comply with all laws, rules, regulations, policies and guidelines applicable to the Company, including insider trading laws. You must never induce or encourage employees to engage in illegal or unethical conduct.

      7. Equal Opportunity Employment. You must conduct yourself in a manner to provide fair and equal opportunity to all employees regardless of race, color, sex, sexual orientation, religion, age, national origin, veteran's status or disability and to avoid harassment or unequal treatment of co-employees, as well as to strive to establish and maintain a work environment that is free from intimidation, threats or violent acts and the effects of alcohol and drug abuse.

      8. ADDITIONAL REQUIREMENTS. You must conduct yourself in an honest manner and advance the interests of the Company. To this end, to the extent applicable, you must:

            a. b. c. d. e. treat all employees with dignity and respect individual rights;

            be mindful of the health and safety of all Company employees;

            conduct yourself as a responsible and useful corporate citizen;

            never make a payment, contribution, gift or provide services or facilities to a public official on behalf of the Company (you are free to contribute personal time or funds to any political candidate or party without expectation of reimbursement or time off from work to conduct political activities);

            make commercial decisions that are in the best interests of the Company;

            fully and fairly disclose the financial condition and results of operations of the Company in accordance with applicable accounting principles, laws, rules and regulations, and in such connection, to keep the books and records of the Company so as to fully and fairly reflect all Company transactions;

            provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to regulatory authorities, as well as in financial government, stockholder and other internal or external reports, certifications, documentation or audits;


            implement Company programs, systems, practices or procedures, or changes thereto required to enforce the Code and/or to avoid ethical problems; and

            promptly report knowledge of any illegal or improper activity or violations of laws, rules, regulations or this Code of Conduct and Ethics to the officer provided below or any supervisor, manager or other appropriate personnel of the Company, with the assurance that the Company will not allow retaliation for reports made in good faith.

Failure to comply with this Code of Conduct and Ethics may result in disciplinary actions, including warnings, suspensions, termination of employment or such other actions as may be appropriate under the circumstances.

PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS' CODE OF ETHICAL CONDUCT

As a result, principal executive and financial officers of CSI performing senior executive, accounting, audit, financial management, or similar functions must:

      o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships except as otherwise disclosed, approved and determined to be in the best interests of CSI and its stockholders;

      o As is required and/or necessary to conduct their duties, provide colleagues with information that is accurate, complete, objective, relevant, timely, and understandable;

      o Comply with applicable laws, rules, and regulations of federal, state, and local governments (both Unites States and foreign) and other appropriate private and public regulatory agencies, including, without limitation, with regard to all mandatory public disclosures;

      o Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

      o Respect the confidentiality of information acquired in the course of employment;

      o Be accountable for adherence to this Statement of Code of Ethics and otherwise proactively promote ethical and honest behavior within the workplace, and

      o Promptly report violations of this Statement of Code of Ethics to senior management or, as applicable, the board of directors of CSI, and if, necessary, to outside counsel, as a last resort should earlier attempts to redress such violations fail.

All principal executive and financial officers are expected to adhere to this Statement of Code of Ethics at all times. The board of directors of CSI shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Statement of Code of Ethics. Any waiver (and the grounds for such waiver) for a principal executive or financial officer of, or an amendment to, this Statement of Code of Ethics shall be disclosed as required by applicable Securities and Exchange Commission rules.

ADOPTED by the Board of Directors


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